Exhibit 99.2

Network General Central Corporation

Consolidated Financial Statements

Nine Months Ended October 31, 2007 and Years

Ended January 31, 2007 and 2006

Network General Central Corporation

Index

October 31, 2007 and 2006 and January 31, 2007 and 2006

Page(s)
Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Cumulative Preferred Stock and Stockholders’ Equity (Deficit)	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6–36

Report of Independent Auditors

To the Stockholders and Board of Directors of

Network General Central Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Network General Central Corporation and its subsidiaries at October 31, 2007 and January 31, 2007, and the results of their operations and their cash flows for the nine months ended October 31, 2007 and the years ended January 31, 2007 and January 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Jose, California

December 20, 2007

Network General Central Corporation

Consolidated Balance Sheets

(in thousands, except share and par value data)	January 31, 2007	October 31, 2007
Assets
Current assets
Cash and cash equivalents	$18,034	$25,554
Accounts receivable, net of allowances of $540 and $128 as of January 31, 2007 and October 31, 2007	30,632	20,734
Inventories	2,724	3,471
Prepaid expenses and other current assets	9,206	7,664

Total current assets	60,596	57,423
Property and equipment, net	11,166	9,517
Goodwill	39,449	39,449
Purchased intangible assets, net	28,418	19,742
Restricted cash	183	156
Other assets	1,172	1,165

Total assets	$140,984	$127,452

Liabilities, Cumulative Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$11,147	$8,224
Accrued compensation	12,137	11,506
Other accrued liabilities	4,225	3,973
Deferred revenue, current portion	44,758	41,476

Total current liabilities	72,267	65,179
Long-term debt, net of current portion - related parties	98,500	98,500
Deferred revenue, non-current portion	6,039	5,161

Total liabilities	176,806	168,840

Commitments and contingencies (Note 6)
Cumulative preferred stock
Cumulative preferred stock, $0.01 par value:
2,500 shares authorized as of January 31, 2007 and October 31, 2007; zero shares issued and outstanding as of January 31, 2007 and October 31, 2007	—	—
Stockholders’ deficit
Common stock, $0.01 par value:
260,000 shares authorized as of January 31, 2007 and October 31, 2007; 212,189 and 212,458 shares issued and outstanding as of January 31, 2007 and October 31, 2007	2,122	2,125
Additional paid-in capital	200,376	206,541
Accumulated other comprehensive income	187	563
Accumulated deficit	(238,507)	(250,617)

Total stockholders’ deficit	(35,822)	(41,388)

Total liabilities, cumulative preferred stock and stockholders’ deficit	$140,984	$127,452

The accompanying notes are an integral part of these consolidated financial statements.

Network General Central Corporation

Consolidated Statements of Operations

	Year Ended January 31,		Nine Months Ended October 31,
(in thousands)	2007	2006	2007	2006
				(unaudited)
Revenues
Product	$71,033	$85,659	$55,380	$46,615
Service	68,913	60,257	56,030	50,721

Total revenues	139,946	145,916	111,410	97,336

Cost of sales
Product	26,288	26,869	19,202	15,834
Service	12,803	14,842	9,348	9,728
Amortization of purchased technology	3,946	5,890	1,848	3,448

Total cost of sales	43,037	47,601	30,398	29,010

Gross profit	96,909	98,315	81,012	68,326

Operating expenses
Research and development	27,747	31,791	20,344	21,252
Sales and marketing	63,246	65,014	48,940	46,337
General and administrative	15,835	17,638	11,156	12,022
Restructuring costs	1,844	1,424	—	1,864
Amortization of purchased intangible assets	9,000	11,708	6,828	6,522
Impairment of purchased intangible assets	4,197	—	—	4,197
Impairment of goodwill	78,627	—	—	78,627
Purchased in-process research and development	—	400	—	—

Total operating expenses	200,496	127,975	87,268	170,821
Loss from operations	(103,587)	(29,660)	(6,256)	(102,495)
Interest expense	(7,489)	(6,871)	(5,309)	(5,718)
Interest and other income (expense), net	(363)	(46)	257	(123)

Loss before income taxes	(111,439)	(36,577)	(11,308)	(108,336)
Provision for income taxes	1,078	1,043	802	784

Net loss	$(112,517)	$(37,620)	$(12,110)	$(109,120)

The accompanying notes are an integral part of these consolidated financial statements.

Network General Central Corporation

Consolidated Statements of Cumulative Preferred Stock and Stockholders’ Equity (Deficit)

			Stockholders’ Equity (Deficit)
	Cumulative Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
(in thousands)	Shares	Amount	Shares	Amount
Balance at January 31, 2006	997	$81,595	90,211	$902	$114,993	$5	$(125,990)	$(10,090)
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(112,517)	(112,517)
Foreign currency translation gain	—	—	—	—	—	182	—	182

Total comprehensive loss								(112,335)
Issuance of common stock to employee	—	—	458	5	495	—	—	500
Exercise of employee stock options	—	—	21	—	5	—	—	5
Stock-based compensation expense	—	—	—	—	691	—	—	691
Conversion of preferred stock to common stock	(997)	(81,595)	99,747	997	80,598	—	—	81,595
Dividend on preferred stock conversion to common stock	—	—	21,752	218	(218)	—	—	—
Nonmonetary exchange of accrued interest payable on stockholder assumed debt (Note 5)	—	—	—	—	3,812	—	—	3,812

Balance at January 31, 2007	—	—	212,189	2,122	200,376	187	(238,507)	(35,822)
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(12,110)	(12,110)
Foreign currency translation gain	—	—	—	—	—	376	—	376

Total comprehensive loss								(11,734)
Exercise of employee stock options	—	—	269	3	45	—	—	48
Stock-based compensation expense	—	—	—	—	954	—	—	954
Nonmonetary exchange of accrued interest payable on stockholder assumed debt (Note 5)	—	—	—	—	5,166	—	—	5,166

Balance at October 31, 2007	—	$—	212,458	$2,125	$206,541	$563	$(250,617)	$(41,388)

The accompanying notes are an integral part of these consolidated financial statements.

Network General Central Corporation

Consolidated Statements of Cash Flows

	Year Ended January 31,		Nine Months Ended October 31,
(in thousands)	2007	2006	2007	2006
				(unaudited)
Cash flows from operating activities
Net loss	$(112,517)	$(37,620)	$(12,110)	$(109,120)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	18,018	24,853	13,007	13,747
Impairment of goodwill	78,627	—	—	78,627
Impairment of purchased technology	4,197	—	—	4,197
Accrued but unpaid interest	3,812	—	5,166	2,071
Provision for (reversal of) doubtful accounts	660	(142)	45	281
Non cash restructuring costs	25	323	—	—
Purchased in-process research and development	—	400	—	—
Loss on disposal of property and equipment	37	—	8	30
Stock-based compensation expense	691	8	954	394
Changes in operating assets and liabilities, excluding the effect of the acquisition of Fidelia Business
Accounts receivable	724	(159)	10,684	6,923
Inventories	1,378	1,743	(726)	(504)
Prepaid expenses and other assets	(4,444)	(2,319)	1,676	452
Accounts payable	2,066	2,279	(3,050)	(2,769)
Accrued compensation	1,684	3,181	(784)	(297)
Other accrued liabilities	(387)	(365)	(408)	179
Deferred revenue	5,386	7,705	(5,440)	384

Net cash provided by (used in) operating activities	(43)	(113)	9,022	(5,405)

Cash flows from investing activities
Purchases of property and equipment	(2,591)	(7,339)	(2,596)	(1,763)
Acquisition of Fidelia Business, net of cash acquired (Note 3)	—	(487)	—	—

Net cash used in investing activities	(2,591)	(7,826)	(2,596)	(1,763)

Cash flows from financing activities
Issuance of common stock, net of issuance costs	505	24	48	504
Repayment of long-term debt	(250)	(1,000)	—	(250)

Net cash provided by (used in) financing activities	255	(976)	48	254

Effect of exchange rate changes on cash and cash equivalents	535	(202)	1,046	397

Net increase (decrease) in cash and cash equivalents	(1,844)	(9,117)	7,520	(6,517)
Cash and cash equivalents at beginning of period	19,878	28,995	18,034	19,878

Cash and cash equivalents at end of period	$18,034	$19,878	$25,554	$13,361

Supplemental cash flow information
Interest paid	$2,876	$5,013	$—	$2,876
Income taxes paid	$1,144	$615	$965	$622
Non-cash financing activities
Debt guarantee provided by Investors	$98,500	$—	$98,500	$—
Conversion of preferred stock to common stock	$81,595	$—	$—	$81,595
Nonmonetary exchange of accrued interest payable for capital contribution	$3,812	$—	$5,166	$2,071

The accompanying notes are an integral part of these consolidated financial statements.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

1.	Organization and Business

Network General Central Corporation (“NG Central”) and its subsidiaries (together “Network General” or the “Company”) provides network and application performance analysis solutions. The Network General product portfolio consists of innovative software solutions and intelligent appliances including network devices, applications, and servers. These solutions help optimize the performance of enterprise networks in many industries, including financial services, telecommunications, healthcare and government. Network General’s solutions support a wide range of network topologies in the industry and focus on the intersection of the network and the application for comprehensive real-time monitoring, analysis and reporting across business enterprises.

Network General commenced business activities on April 12, 2004, when its primary operating subsidiary (Network General Corporation or “NG Corp”) was incorporated with 100 shares of common stock held by certain of the Company’s majority stockholders (the “Investors”). On April 22, 2004, NG Corp entered into an agreement with McAfee, Inc. and several of its subsidiaries (together “McAfee”) to purchase substantially all of McAfee’s assets, liabilities and other rights related to the Sniffer product line (“Sniffer Business”).

NG Central and Network General Holdings Corporation (“NG Holdings”) were incorporated on July 9, 2004 and July 7, 2004, respectively. Pursuant to a corporate reorganization on July 16, 2004, the common stock of NG Corp and NG Central, respectively, was transferred to NG Central and NG Holdings, respectively. As a result, NG Holdings became the ultimate parent of the group and NG Central became its immediate subsidiary and the immediate parent of NG Corp. To effect this reorganization, the stockholders exchanged their stock in NG Corp for equivalent stock in NG Holdings.

On July 16, 2004, the Company completed the acquisition of the Sniffer Business, (the “Sniffer Transaction” - see Note 3). Funding for the acquisition of the Sniffer Business was provided to the Company on July 16, 2004, by stockholders’ investments totaling $194.5 million in common and cumulative preferred stock of NG Holdings (“NG Holdings Common Stock” and “NG Holdings Preferred Stock”, respectively) and in cumulative preferred stock of NG Central (“NG Central Preferred Stock”) (see Note 2) and by a $100 million bank loan that was guaranteed by the Investors (see Note 5).

Prior to July 16, 2004, the Company was inactive except for undertaking activities and incurring costs related to the Company’s formation, the Sniffer Transaction and the preparation for Sniffer Business operations.

On January 31, 2006, the Company completed a reorganization whereby NG Holdings was merged into NG Central. As a result, NG Central became the ultimate parent of the group. To effect this reorganization, the stockholders exchanged their stock in NG Holdings for equivalent stock in NG Central. The reorganization was accounted for at carryover basis (historical cost basis) as there were no substantive changes in the rights, obligations or economic interest of NG Holdings upon the exchange of their interest for shares in NG Central.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

The Company has incurred losses and negative cash flow from operations since inception. As of October 31, 2007, the Company has an accumulated deficit of $250.6 million. Management expects loss from operations to continue for the foreseeable future because of additional costs and expenses related to development, marketing and expansion of its products. In September 2007, the Company entered into a merger agreement with NetScout Systems, Inc. (“NetScout”) whereby NetScout agreed to acquire the Company. The acquisition closed on November 1, 2007 (see Note 14).

2.	Summary of Significant Accounting Policies

Basis of Presentation

These Consolidated Financial Statements include the accounts of NG Central and its wholly owned subsidiaries (including NG Corp) as of October 31, 2007 and January 31, 2007, and the results of their operations and their cash flows for the nine months ended October 31, 2007 and the years ended January 31, 2007 and January 31, 2006. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, as well as the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions include, but are not limited to, those required in the valuation of intangible assets acquired in purchase combinations, impairment analysis of goodwill and intangible assets, useful lives of property and equipment, allowances for doubtful accounts and sales returns, vendor-specific objective evidence of the fair value of the various elements of the Company’s multiple element software transactions, valuation allowances for deferred tax assets, provisions for income taxes and warranty obligation accruals. These estimates are based on information available as of the date of the financial statements and actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investment securities with an original maturity or remaining maturity at time of purchase of three months or less to be cash equivalents. Cash equivalents consist primarily of deposits in money market funds.

Restricted Cash

The Company maintained a cash balance which totaled $183,000 and $156,000 at January 31, 2007 and October 31, 2007, respectively, in the form of a deposit in a money market fund that was restricted from withdrawal. The deposit served as collateral for a letter of credit and as a security deposit on the Company’s operating lease and was classified as restricted cash in the accompanying Consolidated Balance Sheets as of January 31, 2007 and October 31, 2007.

Concentrations, Credit Risk and Credit Risk Evaluation

Revenue Concentrations

The Company derives its revenue from its network and application performance management products and services. These products are expected to continue to account for all of the Company’s revenues in the foreseeable future. The markets in which the Company operates are highly competitive and rapidly changing. Significant technological changes, changes in customer requirements or the emergence of competitive products with new capabilities or technologies could adversely affect operating results.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

The Company sells a significant amount of its products through intermediaries such as channel partners, resellers and others. No channel partner accounted for greater than 10% of the total revenue recognized for the year ended January 31, 2007, for the nine months ended October 31, 2007 or for the nine months ended October 31, 2006. One channel partner accounted for 17% of the total revenue recognized for the year ended January 31, 2006. If one of the Company’s significant channel partners terminates its distribution agreement, the Company could experience a significant interruption in the sale and distribution of the Company’s products. The channel partners may sell other vendor’s products that are complementary to, or compete with, the Company’s products. While the Company encourages its channel partners to focus on the Company’s products through marketing and support programs, these channel partners may give greater priority to products of other suppliers, including competitors.

Credit Risk Evaluation

Accounts receivable are typically unsecured and are derived from revenue earned from customers. Some of the Company’s customers may experience financial difficulties, which could adversely impact collection of accounts receivable. The Company performs ongoing credit evaluations and maintains an allowance for doubtful accounts. The Company applies judgment as to its ability to collect outstanding receivables based primarily over management’s evaluation of the customer’s financial condition and past collection history and records a specific allowance. As of January 31, 2007 and October 31, 2007, no channel partner or customer had an accounts receivable balance greater than 10% of the total accounts receivable balance. The Company’s bad debt allowance was $0.4 million and $0.1 million as of January 31, 2007 and October 31, 2007, respectively.

Vendor and Supplier Concentrations

Some of the Company’s products incorporate licensed software and the Company must be able to obtain reasonably priced licenses and successfully integrate this software with its products. In addition, some of the Company’s products include “open source” software. The Company’s ability to commercialize products or technologies incorporating open source software may be restricted because, among other reasons, open source license terms may be ambiguous, result in unanticipated obligations regarding its products and/or result in claims by third parties.

The Company receives certain of its critical components from sole suppliers. Additionally, the Company relies on two primary vendors in its supply chain to provide contract manufacturing, integration and fulfillment services for its products. The inability of either of these contract manufacturers to fulfill supply requirements of the Company could materially impact future operating results.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk comprise all or portions of cash equivalents. At January 31, 2007 and October 31, 2007, substantially all of the Company’s cash and cash equivalents were managed by two financial institutions, both of which have a high quality credit rating.

Foreign Currency Translation

The functional currency of the Company’s international subsidiaries is the EURO, with the exception of India and Japan where the functional currency is the United States dollar (“USD”). The financial statements of these subsidiaries are translated into USD using the period-end exchange rates for assets and liabilities and average exchange rates for the period for revenue and expenses. Where the EURO is the functional currency of the subsidiary, gains and losses from foreign currency translation are included as a separate component of accumulated other comprehensive income in stockholders’ equity (deficit). Where the USD is the functional currency

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

of the subsidiary, gains and losses from foreign currency translation are recorded in the Consolidated Statements of Operations. Gains and losses resulting from foreign currency transactions are recorded in the Consolidated Statements of Operations. Amounts recorded in the Consolidated Statements of Operations have not been significant for any period presented.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality and aging of the accounts receivable balances, together with current economic conditions that may affect a customer’s ability to pay. Accounts receivable are written off on a case-by-case basis, depending on the probability that any amounts can be collected. The Company wrote-off approximately $317,000 and $12,000 of doubtful accounts for the years ended January 31, 2007 and 2006, respectively. The Company wrote-off approximately $57,000 of doubtful accounts for the nine months ended October 31, 2007, and did not write-off any doubtful accounts for the nine months ended October 31, 2006. The Company recorded a provision for doubtful accounts of $660,000 for the year ended January 31, 2007 and recorded a reversal of its allowance for doubtful accounts of $142,000 for the year ended January 31, 2006. The Company recorded a reversal of its allowance for doubtful accounts of $434,000 for the nine months ended October 31, 2007 and recorded a provision for doubtful accounts of $281,000 for the nine months ended October 31, 2006.

Inventory

Inventory, which consists primarily of finished goods, is stated at lower of cost or market. Cost is computed using standard cost, which approximates cost on a first in, first out basis. The Company provides an inventory allowance based upon excess and obsolete inventory. The write-off is measured as the difference between the cost of the inventory and market based upon assumptions about future demand and is recorded as a component of cost of sales.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization (see Note 4). Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives as follows:

•	Computer hardware and software - one to five years;

•	Office furniture and equipment - seven years;

•	Leasehold improvements-the shorter of the lease term or the estimated useful life of the asset.

The costs associated with projects eligible for capitalization are accumulated on the Consolidated Balance Sheets until the project is substantially complete and is placed into service.

Gains and losses on disposals are included in the Consolidated Statements of Operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and improvements are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred.

Capitalized Software Development Costs and Internal Use Software

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility (as defined by Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Marketed) is established. Research and development costs include salaries and benefits of researchers, supplies, purchased software to be integrated into its products and other expenses incurred with research and development efforts. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is reached when the product reaches the working model stage. The Company amortizes development costs on a product-by-product basis so that the periodic amortization charge is the greater of the amount computed using (a) the ratio that current gross revenues for products or services bear to the total of current and anticipated future gross revenues for that product or service; or (b) the straight-line method over the remaining estimated economic life of the product or service including the period being reported on.

As of January 31, 2007 and October 31, 2007, the Company had capitalized development costs of $0.8 million and $0.6 million, respectively, classified as Prepaid Expenses and Other Assets in the Consolidated Balance Sheets. Amortization expense of $233,000 and $60,000 was recorded for the years ended January 31, 2007 and 2006, respectively. Amortization expense of $63,000 and $208,000 was recorded for the nine months ended October 31, 2007 and 2006, respectively.

The Company accounts for internal use software in accordance with the guidance in the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). In accordance with the capitalization criteria of SOP 98-1, the Company has capitalized external direct costs of materials and services consumed in developing and obtaining internal use computer software and the payroll-related costs of employees who devote time to the internal use computer software project. Management’s judgment is required in determining the point at which various projects enter the stages at which costs may be capitalized in assessing the ongoing value of the capitalized costs, and in determining the estimated useful lives over which the costs are amortized. The Company has estimated a useful life of three years for its internal use software. During the years ended January 31, 2007 and 2006, the Company capitalized $0.5 million and $2.9 million, respectively, of costs incurred to develop internal use software (which is included in property and equipment investing activities in the Consolidated Statements of Cash Flows) and subsequently amortized $1.8 million and $1.7 million of this total in the years ended January 31, 2007 and 2006, respectively. During the nine months ended October 31, 2007 and 2006, the Company capitalized $0.2 million and $0.3 million, respectively, of costs incurred to develop internal use software and amortized $1.4 million and $1.3 million of this total in the nine months ended October 31, 2007 and 2006, respectively. These assets are classified within property and equipment in the Consolidated Balance Sheets.

When events or circumstances indicate the carrying value of capitalized software development costs or internal use software might not be recoverable, the Company assesses the recoverability of these assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is recognized to the extent that the carrying value exceeds the projected discounted future operating cash flows and is recognized as a write down of the asset. In addition, when it is no longer probable that computer software being developed will be placed in service, the asset will be recorded at the lower of its carrying value or fair value, if any, less direct selling costs.

Goodwill

The Company follows the guidance of SFAS No. 142, Goodwill and Other Intangible Assets (“FAS 142”) in accounting for its goodwill and intangible assets. The Company has determined that it is a single operating segment and a single reporting unit for all periods presented. In accordance with

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

FAS 142, the Company performs an impairment review of goodwill on at least an annual basis and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of the Company’s stockholders’ equity (deficit) below its earning value.

In accordance with FAS 142, the Company’s goodwill impairment reviews involve a two-step process as follows:

•

Step 1 - The Company compares the fair value and carrying value of its stockholders’ equity (deficit). If the fair value is less than the carrying value, the Company moves on to Step 2. If the fair value exceeds the carrying value, no further work is performed and no impairment charge is necessary.

•

Step 2 - The fair value of the Company is allocated to its identifiable tangible and non-goodwill intangible assets and liabilities. This derives an implied fair value for the Company’s goodwill. The Company then compares the implied fair value of its goodwill with the carrying amount of its goodwill. If the carrying amount of its goodwill is greater than its implied fair value, an impairment charge is recognized for the excess.

The Company recorded a goodwill impairment charge of $78.6 million during the year ended January 31, 2007 (see Note 3). As of October 31, 2007, the goodwill was not impaired as the fair value established by the market-based transaction (see Note 14) exceeded the carrying value as of that date.

Finite Lived Intangibles and Long-Lived Assets

Purchased technology and other identifiable intangible assets are carried at cost, less accumulated amortization and any write-downs for impairment. The range of estimated useful lives of the Company’s identifiable intangible assets is two to seven years (see Note 3). The Company amortizes purchased intangible assets so that the periodic amortization charge is the greater of the amount computed using (a) the ratio that current gross revenues for products or services bear to the total of current and anticipated future gross revenues for that product or service; or (b) the straight-line method over the remaining estimated economic life of the product or service including the period being reported on. Purchased intangible assets related to developed product technology are amortized on a product-by-product basis using the method described above.

The Company will record an impairment charge on finite lived intangibles or long-lived assets when it determines that the carrying value of such intangibles and long-lived assets may not be recoverable. Factors considered important which could trigger an impairment include, but are not limited to:

•	significant under performance relative to expected historical or projected future operating results;

•	significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business;

•	significant negative industry or economic trends.

Based upon the existence of one or more of the above indicators of impairment and in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”), the Company reviews finite lived intangibles and long-lived assets, including property and equipment, whenever events or changes indicate that the carrying amounts of the assets may not

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

be fully recoverable. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by the Company’s management to be commensurate with the risk inherent in the Company’s current business model.

The Company recorded an impairment charge of $4.2 million related to purchased technology during the year ended January 31, 2007 (see Note 3).

Fair Value of Financial Instruments

On July 16, 2004, the stockholders invested $194.5 million in the Company to fund its acquisition of the Sniffer Business. With this investment, the stockholders bought proportionate interests in the classes of financial instruments listed below. The Company recorded these financial instruments at their respective fair values at the investment date, as determined by management using a binomial option model prepared by a third party firm of appraisers.

The following table summarizes the investment amounts and estimated fair values of these financial instruments (in thousands):

	As of July 16, 2004
	Amount Invested	Fair Value Adjustment	Estimated Fair Value
NG Holdings Common Stock	$94,763	$19,052	$113,815
NG Holdings Preferred Stock	39,900	(12,070)	27,830
NG Central Preferred Stock (minority interest)	59,850	(6,085)	53,765

	$194,513	$897	$195,410

The increase of $0.9 million to the allocated fair value of these financial instruments represents the fair value of the guarantee given by the Investors on bank debt obtained by the Company on the investment date (see Note 5). The impact of this adjustment was to record the estimated fair value of the guarantee as costs incurred in issuance of debt, which is amortized along with other debt issuance costs over the expected two year life of the debt using the interest method. See Note 1 for merger of NG Central with NG Holdings on January 31, 2006.

The carrying amount of the Company’s debt approximates fair value based upon management’s best estimates of interest rates that would be available for similar debt obligations at October 31, 2007 and January 31, 2007.

Carrying amounts of the Company’s other financial instruments including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and other accrued liabilities approximate fair value due to their short maturities.

Revenue Recognition

The Company derives its revenue from two sources: (i) product revenue, which includes software license, hardware and royalty revenue and (ii) service revenue, which includes maintenance, support, training and consulting revenue.

Many of the Company’s products are integrated with software that is essential to the functionality of the hardware. The Company accounts for these revenue transactions in accordance with SOP No. 97-2, Software Revenue Recognition, and all related interpretations. For sales of product without

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

software, the Company applies the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin 104, Revenue Recognition.

The Company recognizes product revenue from the license of the Company’s software products and sale of hardware products when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is considered probable. If the arrangement requires final acceptance by the customer, revenue is deferred until all acceptance criteria are met or upon expiration of the acceptance period. Support revenue for providing software updates and customer support is deferred and recognized ratably over the service term. Training and consulting revenue is deferred and recognized as the services are performed and billable according to the terms of the service arrangement, or (for training arrangements) upon expiry of the customer’s rights to utilize prepaid services.

For transactions that involve the sale of multiple elements (for example, sale of product with undelivered services), a portion of the transaction fee is allocated to the undelivered elements (for example, maintenance and support, training and consulting services) based on vendor-specific objective evidence of fair value. The remaining portion of the fees is allocated to the delivered elements as a residual amount. The revenue allocated to each element is recognized when the revenue recognition criteria for each element is met. The Company has established vendor-specific objective evidence of fair value for its support services based on the price paid by customers when the services are renewed or a substantive contractual renewal rate is included in the arrangement. The Company has established vendor-specific objective evidence for its training and consulting services based on the price paid by customers when these services are sold on a stand-alone basis.

Many of the Company’s revenue transactions are generated by channel partners who resell to system integrators, resellers and other end-users. These channel partners have limited rights of return of the Company’s products. Product sales to channel partners and other resellers are recognized as revenue upon sell-through to an identified end-user. As a practice, the Company generally does not allow partners to return its products. The Company maintains allowances for channel partner and other customer returns, estimated based on historical experience and recorded as a reduction of product revenue.

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, the Company records amounts billed to customers for shipping and handling costs as revenue. These amounts were not material for the years ended January 31, 2007 and 2006 or for the nine months ended October 31, 2007 and 2006.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Deferred Costs

Deferred costs consist of product shipped to the customer for which the rights and obligations of ownership have passed to the customer but revenue has not yet been recognized. All deferred costs are stated at cost. Management periodically assesses the recoverability of deferred costs and provides reserves against deferred cost balances when recovery of deferred costs is not probable. Recoverability is evaluated based on various factors including the length of time the product has been held at the customer site, the viability of payment, including assessment of product demand if a revenue sharing arrangement exists and/or the evaluation of a related transaction will result in a gross margin loss. In a loss situation for a transaction, the deferred cost balance is adjusted for an impairment equal to the value of the excess cost over the amount of revenue that will be eventually recognized for the transaction. With greater concentration of product at customer sites with specific or individual customers, the financial conditions of any specific or individual customer may result in increased concentration risk exposure for the Company’s inventory.

For any post contract support services where the revenue is deferred, the entire related deferred direct costs are classified as a non-current asset, consistent with the definition of a current asset per Accounting Research Bulletin No. 43, Working Capital: Current Assets and Current Liabilities.

Product Warranties

The Company offers warranty on its software and hardware products and records a liability for the estimated future costs associated with warranty claims, which is based upon historical experience and the Company’s estimate of the level of future costs.

Stock-Based Compensation

Prior to February 1, 2006, the Company accounted for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related interpretations, and followed the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“FAS 123”). Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of a company’s common stock and the exercise price of the option. Employee stock-based compensation determined under APB 25 is recognized using the multiple option method prescribed by the Financial Accounting Standards Board (“FASB”) Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, over the option vesting period.

Effective February 1, 2006, the Company adopted the fair value provisions of SFAS No. 123(R), Share-Based Payment (“FAS 123R”), which supersedes its previous accounting under APB 25. FAS 123R requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including stock options. FAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The Company adopted FAS 123R using the prospective transition method, which requires that for nonpublic entities that used the minimum value method for either pro forma or financial statement recognition purposes, FAS 123R shall be applied to option grants after the required effective date. For options granted prior to the FAS 123R effective date for which the requisite service period had not been performed as of February 1, 2006, the Company will continue to recognize compensation expense on the remaining unvested awards under the intrinsic-value method of APB 25. In addition, the Company will continue amortizing those awards valued prior to February 1, 2006 utilizing an accelerated amortization schedule while all option grants valued after February 1, 2006 will be expensed on a straight-line basis.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Upon adoption of FAS 123R, the Company continued its use of the Black-Scholes method of valuation of share-based awards granted beginning in fiscal 2007, which was previously used for the Company’s pro forma information required under FAS 123. On November 10, 2005, the FASB issued FASB Staff Position No. SFAS 123R-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards (“FSP 123R-3”). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effect of employee share-based compensation, and to determine the subsequent impact on the APIC pool and the Consolidated Statements of Cash Flows of the tax effects of employee share-based compensation awards that are outstanding upon the adoption of FAS 123R. The Company has adopted the provisions of FSP 123R-3 and elected to use the “short-cut” method to calculate its historical pool of windfall tax benefits. As the Company adopted FAS 123(R) under the prospective transition method and has not recorded any tax deductions related to stock options since the adoption of FAS 123(R), the impact of adopting FSP 123R-3 is not material for the year ended January 31, 2007 and the nine months ended October 31, 2007.

Advertising and Promotional Expenses

Advertising and promotion costs are expensed as incurred. Costs associated with industry trade shows and customer conferences are deferred until the period that includes the applicable trade shows or conference. Total advertising and promotion expenses were $3.0 million and $2.5 million for the years ended January 31, 2007 and 2006, respectively. Total advertising and promotion expenses were $2.6 million and $2.1 million for the nine months ended October 31, 2007 and 2006, respectively.

Income Taxes

The Company accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The provision for income taxes is comprised of the current tax liability and the change in deferred tax assets and liabilities. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income.

Recent Accounting Pronouncements and Guidance

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (“FIN 48”), which prescribes a recognition threshold and measurement attribute, as well as criteria for subsequently recognizing, derecognizing and measuring uncertain tax positions for financial statement purposes. FIN 48 also requires expanded disclosure with respect to the uncertainty in income tax assets and liabilities. FIN 48 is effective for fiscal years beginning after December 15, 2007 and is required to be recognized as a change in accounting principle through a cumulative-effect adjustment to retained earnings (accumulated deficit) as of the beginning of the year of adoption. The Company is currently assessing the impact of adopting FIN 48 but does not expect that it will have a material effect on its consolidated financial position or results of operations.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact of adopting FAS 157 but does not expect that it will have a material effect on its consolidated financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires that public companies utilize a “dual-approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company adopted SAB 108 during the fourth quarter of 2006. The adoption of SAB 108 did not have a material impact on its financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115, which is effective for fiscal years beginning after November 15, 2007. This statement permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company is currently assessing the impact of adopting FAS 159 but does not expect that it will have a material effect on its consolidated financial position or results of operations.

3.	Acquisitions, Goodwill and Intangible Assets

Sniffer Transaction

On July 16, 2004, the Company completed the acquisition of the Sniffer Business. The Investors decided to acquire the Sniffer Business because they believed that it had underperformed in recent years as a division within McAfee and that its performance could be improved as a stand-alone company that was prepared to invest in the underlying business. The goodwill generated from the acquisition reflected the Investors belief that the financial performance of the Sniffer Business would improve under the oversight of the Investors and a new executive team that had been recruited. This belief was based on the Investors successful history of acquiring and improving the financial results of underperforming businesses.

The results of operations for the Sniffer Business are included in the Consolidated Financial Statements since the acquisition date. Tangible assets and liabilities were recorded based on their respective fair values. Identifiable intangible assets as of the acquisition date consisted of existing developed product technology, customer contracts and related relationships, trademarks and in-process research and development (“IPR&D”). These were also recorded at estimated fair value, based upon management’s assessments of discounted future cash flows and considering the results of a valuation carried out by an independent third party firm of appraisers.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

The purchased IPR&D, which had not reached technological feasibility and had no alternative future use, was recorded as purchased in-process research and development in the Consolidated Statements of Operations. IPR&D costs consisted of two research and development projects that had not yet reached technological feasibility at the time of acquisition. The calculation of IPR&D gave consideration to relevant market sizes and growth factors, expected industry trends, the anticipated nature and timing of new product introductions, individual product cycles and the estimated lives of each of the products underlying the technology. The significant assumptions used in the valuation were that: (1) there would be no material changes from historical pricing, margins and expense levels; (2) material net cash inflows would commence in 2005; and (3) 21.0% was the appropriate risk adjusted discount rate applied to the projected cash flows.

The aggregate purchase price was $217.1 million in cash together with $4.8 million of transaction costs. A summary of the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition and goodwill, the excess of the purchase price over the fair value of the assets and liabilities acquired, was as follows (in thousands):

Assets acquired
Customer relationships	$44,500
Developed product technology	33,200
Trademark/trade name portfolio	9,800
Inventories	19,413
Property and equipment	2,870
Other current assets	416
Goodwill	117,925

Total assets acquired	228,124

Liabilities assumed
Liabilities related to maintenance and service obligations	12,565
Accrued restructuring costs	548
Other liabilities	3,471

Total liabilities assumed	16,584

Net assets acquired	211,540
IPR&D	10,300

Total acquisition cost	$221,840

Consideration paid
Cash paid	$217,053
Accrued transaction costs	4,787

Total consideration paid	$221,840

The Company does not record amortization relating to its existing goodwill. Approximately 75% of the goodwill recorded is deductible for tax purposes, based on a 15 year straight line amortization. The Company recorded an impairment charge of $78.6 million related to goodwill during the year ended January 31, 2007.

In connection with the Sniffer Transaction, the Company undertook a workforce reduction in respect of 20 employees that transferred from McAfee at a cost of $0.5 million. During the year ended January 31, 2006, the Company paid out $0.2 million of these employee severance costs.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

In conjunction with the Sniffer Transaction, the Company entered into the Transition Service Agreement (the “TSA”) with McAfee, whereby McAfee provided certain transitional administrative and development services subsequent to the close of the Sniffer Transaction. These arrangements are discussed in Note 12.

Fidelia Transaction

On January 31, 2006, the Company completed the acquisition of Fidelia Technology, Inc. (“Fidelia”). Fidelia’s products and technology provide for the end-to-end monitoring of applications, networks and servers. The Company has continued to sell Fidelia’s existing products and has incorporated Fidelia’s technology into its product offerings. The Company hired six employees as part of the acquisition.

The acquired assets of Fidelia are included in the Consolidated Financial Statements since the acquisition date. Tangible assets and liabilities were recorded based on their respective fair values. Identifiable intangible assets as of the acquisition date consisted of existing developed product technology, customer contracts and related relationships, trademarks, non-competition agreements and IPR&D. These were also recorded at estimated fair value, based upon management’s assessments of discounted future cash flows and considering the results of a valuation carried out by an independent third party firm of appraisers.

The purchased IPR&D, which had not reached technological feasibility and had no alternative future use, was recorded as purchased in-process research and development in the Consolidated Statement of Operations for the year ended January 31, 2006. IPR&D costs consisted of one research and development project that had not reached technological feasibility at the time of acquisition. The calculation of IPR&D gave consideration to relevant market sizes and growth factors, expected industry trends, the anticipated nature and timing of the new product introduction, individual product cycles and the estimated lives of the product underlying the technology. The significant assumptions used in the valuation were that: (1) there would be significant changes from historical revenue, margins and expense levels, as Fidelia operated in a growth stage since inception in 2000; (2) the technology would be fully developed in early 2006; and (3) 29.0% was the appropriate risk adjusted discount rate applied to the projected cash flows.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

A summary of the estimated fair values is as follows (in thousands):

	January 31, 2006	Adjustments	January 31, 2007
Assets acquired
Developed product technology	$1,800	$—	$1,800
Customer relationships	500	—	500
Trademark/trade name portfolio	100	—	100
Non-competition agreement	50	—	50
Cash	36	—	36
Accounts receivable	123	—	123
Other current assets	12	—	12
Goodwill	89	62	151

Total assets acquired	2,710	62	2,772

Liabilities assumed
Liabilities related to maintenance obligations	125	—	125
Other current liabilities	78	62	140

Total liabilities assumed	203	62	265

Net assets acquired	2,507	—	2,507
IPR&D	400	—	400

Total acquisition cost	$2,907	$—	$2,907

Consideration paid
Common stock	$2,048	$—	$2,048
Cash paid	523	—	523
Accrued transaction costs	336	—	336

Total consideration paid	$2,907	$—	$2,907

Goodwill

There were no additions, adjustments or impairment to goodwill recorded in the nine months ended October 31, 2007. The following information presents goodwill balances and the adjustments to the Company’s acquisitions during the year ended January 31, 2007 (in thousands):

Acquisition	Year Acquired	January 31, 2006	Impairment	Adjustments	January 31, 2007
Sniffer	2005	$117,925	$(78,627)	$—	$39,298
Fidelia	2006	89	—	62	151

		$118,014	$(78,627)	$62	$39,449

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in each business combination. Adjustments to goodwill

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

relating to the Fidelia acquisition during the year ended January 31, 2007 resulted primarily from purchase price adjustments related to other current liabilities.

In accordance with FAS 142, the Company performs an impairment review of its goodwill on at least an annual basis and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of its stockholders’ equity (deficit) below its carrying value.

The impairment review for fiscal 2007 was based on determining the Company’s fair value as the Company is one reporting unit. The Company determined this fair value using the average of expected present value of future cash flows and of the market multiple values. Based on these analyses, the Company concluded that the fair value of its reporting unit was less than its carrying value. Accordingly, the Company performed Step 2 of the impairment test to measure the amount of impairment loss. The Company allocated the fair value of the Company to its identifiable tangible and non-goodwill intangible assets and liabilities to derive an implied fair value for its goodwill. The Company then compared the implied fair value of its goodwill with the carrying amount of its goodwill. The Company concluded that goodwill was impaired and recorded a $78.6 million impairment loss for the year ended January 31, 2007.

Intangible Assets

The following are identifiable intangible assets that have finite lives and are subject to amortization (in thousands):

	Estimated Life	As of October 31, 2007
(in thousands)		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets
Customer relationships	7 years	$45,000	$(31,740)	$13,260
Developed product technology	4 years	19,759	(18,332)	1,427
Trademark/trade name portfolio	7 years	9,900	(4,851)	5,049
Non-competition agreement	2 years	50	(44)	6

		$74,709	$(54,967)	$19,742

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

	Estimated Life	As of January 31, 2007
(in thousands)		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets
Customer relationships	7 years	$45,000	$(26,018)	$18,982
Developed product technology	4 years	19,759	(16,484)	3,275
Trademark/trade name portfolio	7 years	9,900	(3,764)	6,136
Non-competition agreement	2 years	50	(25)	25

		$74,709	$(46,291)	$28,418

Considering year over year declines in business and the Company’s ongoing view of the business during the year ended January 31, 2007, the Company believed there could be a significant reduction in the fair value of purchased intangible assets and, accordingly, it undertook an impairment review as of July 31, 2006. As a result of the impairment review, the Company recorded an impairment charge of $4.2 million for the year ended January 31, 2007 to reduce the excess of the carrying value of certain developed product technology to the estimated fair value, based upon the discounted cash flows that these intangible assets are expected to generate.

In fiscal 2005 due to reduced revenue projections and the decision to “end of life” one of the Sniffer products, the Company undertook an impairment review as of January 31, 2005. As a result of the impairment review, the Company recorded an impairment charge of $11.0 million for the period ended January 31, 2005.

Amortization expense was $12.9 million and $17.6 million for the years ended January 31, 2007 and 2006, respectively. Amortization expense was $8.7 million and $10.0 million for the nine months ended October 31, 2007 and 2006, respectively. As of October 31, 2007, the estimated aggregate future amortization expense is as follows (in thousands):

Year ended January 31,
2008 (remaining three months)	$2,805
2009	9,366
2010	4,819
2011	2,200
2012	552

$19,742

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

4.	Balance Sheet Details

The following tables provide details of selected balance sheet items (in thousands):

	January 31, 2007	October 31, 2007
Inventories
Raw materials	$59	$750
Finished goods	1,851	1,510
Deferred cost of sales	814	1,211

	$2,724	$3,471

	January 31, 2007	October 31, 2007
Property and equipment
Computer equipment	$12,191	$14,742
Internal use software	9,171	9,326
Office furniture and equipment	650	658
Leasehold improvements	1,166	1,166

	23,178	25,892
Less: Accumulated depreciation and amortization	(12,012)	(16,375)

	$11,166	$9,517

Depreciation and amortization was $5.0 million and $5.5 million for the years ended January 31, 2007 and 2006, respectively. Depreciation and amortization was $4.3 million and $3.8 million for the nine months ended October 31, 2007 and 2006, respectively.

5.	Long-Term Debt

Bank Loan and Revolving Credit Facility

In connection with the Sniffer Transaction on July 16, 2004, the Company obtained a loan of $100 million and a revolving credit facility of $30 million from a commercial lender. The Company did not utilize the revolving credit facility during the year ended January 31, 2006.

The bank loan was guaranteed by the Investors and was collateralized by the Company’s tangible and intangible assets. Interest accrued on the loan at a rate of LIBOR plus 1.5 percent and was payable quarterly in arrears. The loan was repayable initially in quarterly installments of $0.25 million with a balloon payment for the balance due in July 2006.

On July 14, 2006, the Investors purchased the loan and the revolving credit facility from the commercial lender. In conjunction with this debt modification, the maturity date of the loan was extended to July 14, 2009, accrued interest payments were waived through June 2008, principal payments were suspended through June 2008, certain financial covenants were waived through June 2008, and the revolving credit facility was canceled. As discussed in Note 12, the Company has recorded quarterly interest expense, using the stated interest rate, with a corresponding credit to additional paid-in capital. The waived interest totaled $3.8 million, $5.2 million and $2.1 million for the year ended January 31, 2007 and for the nine months ended October 31, 2007 and 2006, respectively. Due to the ongoing related-party nature of the arrangement, the Company continued to reflect the debt as a non-current liability in the accompanying Consolidated Balance Sheet as of October 31, 2007.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

As of October 31, 2007, the aggregate annual repayment amounts are as follows (in thousands):

Year ended January 31,
2008 (remaining three months)	$—
2009	750
2010	97,750

Total repayable	$98,500

On November 1, 2007, the Company was acquired by NetScout. The Company’s obligation to repay this debt was satisfied in connection with the acquisition (see Note 14).

Line of Credit

In August 2006, the Company entered into a Loan and Security Agreement with Silicon Valley Bank to provide a revolving line of credit for $10.0 million collateralized by eligible receivables and certain other assets. The Company did not borrow against the line of credit during the year ended January 31, 2007 or during the nine months ended October 31, 2007. The Company was in compliance with the line of credit financial covenants as of January 31, 2007. The Company terminated its line of credit on October 26, 2007 with an effective date of November 1, 2007.

6.	Commitments and Contingencies

Product Warranties

The Company offers warranties on its hardware and software products and records a liability for the estimated future costs associated with warranty claims, which is based upon historical experience and the Company’s estimate of the level of future costs. A reconciliation of the change in the Company’s warranty provision is as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
				(unaudited)
Beginning of period	$111	$124	$102	$111
Additional accruals	58	128	34	49
Cost incurred during the period	(67)	(141)	(19)	(47)

End of period	$102	$111	$117	$113

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Indemnifications

The following is a summary of the agreements under which the Company has provided indemnifications to third parties:

•

Under the terms of the Company’s product sales and license agreements with certain of its customers, the Company agrees that, in the event the product infringes certain intellectual property rights (including, at times, patent, copyright, trademark or any other proprietary right of a third party), it will indemnify its customer against certain losses, expenses or liabilities from any damages that may be awarded against its customer. In the event the customer cannot use the Company’s products due to infringement and the Company cannot obtain the right to use, replace or modify the license or service in a commercially feasible manner so that it no longer infringes, the Company may terminate the license and provide the customer a partial refund of the fees paid by the customer for the infringing license or service. In certain limited circumstances, the Company also agrees to intellectual property and other general indemnification obligations in agreements it enters into with certain strategic vendors, customers and service providers. The Company has recorded no liabilities associated with these indemnifications, as it is not aware of any pending or threatened infringement actions.

•

In connection with its formation, the Company agreed to indemnify certain stockholders against third-party claims arising out of the stock subscription agreement or services rendered to the Company by the stockholders. The Company has recorded no liability associated with these indemnifications as it is not aware of any pending or threatened actions or claims against the indemnified parties that are probable losses and considers the likelihood of any such claims or actions to be remote.

•

The Company has agreed to indemnify its directors and officers if they are made a party or are threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by any reason of the fact that the indemnified are an agent of the Company, or by reason of anything done or not done by them in any such capacity. The indemnity is for any and all expenses and liabilities of any type whatsoever (including but not limited to, judgments, fines and amounts paid in settlement) reasonably incurred by the directors or officers in connection with the investigation, defense, settlement or appeal of such proceeding, provided they acted in good faith. Although the Company has a pending claim, it has not recorded a liability associated with these indemnifications as October 31, 2007, as it is unable to estimate the likelihood or amount of any potential adverse outcome.

If the Company believes a liability associated with any of the aforementioned indemnifications becomes probable and the amount of the liability is reasonably estimable or the minimum amount of a range of loss is reasonably estimable, then an appropriate liability will be established.

Lease Commitments

The Company leases its operating facilities under noncancelable operating leases, which expire at various times ranging from the year 2007 through 2012. As of October 31, 2007, future minimum payments under these noncancelable operating leases are as follows as (in thousands):

Year ended January 31,
2008 (remaining three months)	$959
2009	2,318
2010	1,779
2011	1,499
2012	1,562

$8,117

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Rent expense was $3.5 million and $3.7 million for the years ended January 31, 2007 and 2006, respectively. Rent expense was $2.5 million and $2.6 million for the nine months ended October 31, 2007 and 2006, respectively.

Purchase Commitments with Contract Manufacturers and Suppliers

The Company utilizes a variety of suppliers and manufacturers to supply components and to provide manufacturing services. During the normal course of business, in order to manage manufacturing lead times and help assure adequate component supply, the Company enters into agreements with these vendors that either allow them to procure inventory based upon criteria as defined by the Company or that establish the parameters defining the Company’s requirements. In certain instances, these agreements allow the Company the option to cancel, reschedule and adjust the Company’s requirements based on its business needs prior to firm orders being placed. Consequently, only a portion of the Company’s reported purchase commitments arising from these agreements are firm, noncancelable and unconditional commitments. As of October 31, 2007, the Company had total purchase commitments for inventory of approximately $1.3 million. There were no purchase commitments for quantities in excess of future demand forecasts as of October 31, 2007.

Fidelia Pending Litigation

On or about October 30, 2007, certain former shareholders of Fidelia filed a one-count complaint for fraud in the Superior Court of New Jersey against certain of the executives, officers and members of the board of directors of the Company relating to the consideration received by the shareholders in the merger between Fidelia and the Company. The complaint alleges, among other things, that the Company made material misrepresentations to the Fidelia shareholders regarding the value of the shares of the Company’s common stock that had been issued to them in connection with the completion of the acquisition. The plaintiffs are seeking reclamation of losses, alleged to be in the range of $6.2 million to $9.2 million. The Company’s responsive pleadings to the complaint are due at the end of January 2008. The Company believes that the plaintiffs’ claims have no merit, and will defend the lawsuit vigorously. The Company did not record a liability relating to this contingency in its Consolidated Balance Sheet as of October 31, 2007 as it is unable to estimate the likelihood or amount of any potential adverse outcome. If the Company believes that an adverse outcome to this complaint becomes probable and the amount of the liability is reasonably estimable or the minimum amount of a range of loss is reasonably estimable, then an appropriate liability will be established.

Other Contingencies

The Company is subject to certain claims arising in the ordinary course of business. While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

7.	Employee Benefit Plans

The Company has a 401(k) Plan that covers substantially all full-time employees in the United States. Employees can elect to defer up to the lesser of 60% of their compensation or $15,500 per calendar year. The Company matches employee contributions in an amount not to exceed a maximum of $4,000 per year. Amounts contributed by the Company under the plan were $1.7 million and $1.7 million for the years ended January 31, 2007 and 2006, respectively. Amounts contributed by the Company under the plan were $1.1 million and $1.3 million for the nine months ended October 31, 2007 and 2006, respectively.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

8.	Cumulative Preferred Stock

As of October 31, 2007, the Company had authorized 2.5 million shares of preferred stock, par value of $0.01 per share and there were zero shares issued and outstanding.

The stockholders have acquired interests in the issued shares of these financial instruments, at a price of $100 for each share issued (the “Liquidation Preference”). Dividends accrue on the cumulative preferred stock at a rate of 10% per annum, but are only payable upon declaration by the board of directors. If a voluntary or involuntary liquidation event occurs, the holders of these financial instruments will be entitled to payment of the Liquidation Preference per share held plus any accrued, but unpaid, dividends. Under the terms of the Company’s long-term debt agreement (see Note 5), the Company is restricted from paying dividends or returning capital to its stockholders.

There are no voting rights attached to these securities. The Company is required to redeem the Preferred Stock in the event the Company undertakes an initial public offering or in the event of a change in control for the Company.

As described in Note 2, these financial instruments are carried at their estimated fair values.

On July 14, 2006, as a part of the Company’s capital restructuring, the outstanding shares of preferred stock and the cumulative dividends on the preferred stock were converted into 99.7 million and 21.8 million shares of common stock, respectively, at the conversion price of $1.00 per share of common stock, which was the fair value of stock at that time. The dividends accrued on the cumulative preferred stock at a rate of 10% per annum to total $21.8 million through the date of the restructuring.

9.	Stockholders’ Equity (Deficit)

Common Stock

As of October 31, 2007, the Company had authorized 260.0 million shares of common stock, par value of $0.01 per share and there were 212.5 million shares of common stock issued and outstanding.

Company Stock Option Plan

The board of directors of NG Holdings approved the 2004 Stock Incentive Plan (“US Plan”) and 2005 International Stock Incentive Plan (“International Plan”, together with the US Plan, “the Plans”) in December 2004 and February 2005, respectively. Under the Plans, 13.6 million shares were initially reserved for issuance to employees (including officers), directors and consultants. In January 2006, the stockholders approved an increase in the shares reserved for issuance under the Plans from 13.6 million shares to 14.6 million shares. Also in January 2006, the Plans were amended in conjunction with the reorganization on January 31, 2006 (see Note 1). In February 2006, the stockholders and board of directors of the Company formally approved the adoption of the Plans, and all stock awards previously granted under the Plans were assumed and converted into stock awards to acquire shares of the Company’s common stock. On July 11, 2006, the board of directors approved an increase in the shares reserved for issuance under the Plans from 14.6 million shares to 34.0 million shares. The Plans provide for an option price no less than 100% of the fair value of the Company’s common stock on the date of grant for incentive stock options granted to all individuals.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

The options generally become exercisable as to 25% of the shares underlying the option one year after commencement of employment and thereafter in quarterly increments over three years. For members of the Company executive team, options generally become exercisable as to 20% of the shares underlying the option one year after commencement of employment and thereafter in quarterly increments over four years. Options granted under the US Plan expire no later than 7 years after grant. Options granted under the International Plan expire no later than 10 years after grant.

As of October 31, 2007, the Company had options outstanding for 26.9 million shares of the Company’s common stock under the Plans and 6.8 million shares were available for future grant under the Plans. The following table summarizes stock option activity under all stock option plans:

	Options Available for Grant	Options Outstanding		Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
		Number of Shares	Weighted Average Exercise Price
Balance at January 31, 2006	1,646,730	12,933,958	$1.09
Shares reserved	19,397,625	—	$—
Granted	(31,016,428)	31,016,428	$0.21
Exercised	—	(21,915)	$0.26
Canceled	14,855,748	(14,855,748)	$1.04

Balance at January 31, 2007	4,883,675	29,072,723	$0.18
Shares reserved	—	—	$—
SARS	2,812	—	$—
Granted	(586,750)	586,750	$0.19
Exercised	—	(272,125)	$0.18
Canceled	2,542,759	(2,542,759)	$0.19

Balance at October 31, 2007	6,842,496	26,844,589	$0.18	5.70	$8,713,375

Vested and expected to vestat October 31, 2007		22,317,600	$0.18	5.65	$7,246,647

Options exercisable at October 31, 2007		9,005,127	$0.18	5.41	$2,925,466

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

The following table summarizes information about common stock options outstanding and exercisable as of October 31, 2007:

	Options Outstanding			Options Exercisable
	Number of Shares	Weighted Average Remaining Contractual Term (in Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price Per Share
Range of Exercise Prices
$0.17 - $0.17	22,654,390	5.55	$0.17	8,591,098	$0.17
$0.19 - $0.19	3,991,699	6.48	$0.19	291,626	$0.19
$1.09 - $1.09	198,500	6.52	$1.09	122,403	$1.09

	26,844,589	5.70	$0.18	9,005,127	$0.18

As of January 31, 2007, the Company had 4,231,780 common stock options exercisable and outstanding, respectively, with weighted-average exercise prices of $0.19 per share.

Option Repricing

In June 2006, the Company determined the value of the Company’s common stock as of June 12, 2006, which estimated the fair market value of the Company’s common stock to be $0.17 per share, considering the proposed recapitalization that occurred in July 2006. As a result of this valuation, on July 20, 2006, the Company cancelled and reissued 9,782,250 previously granted stock awards at the fair market value of $0.17 per share. The Company measured the difference between the fair value of the modified award and the fair value of the original award on the modification date and recognized the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date over the requisite service period. The amount of incremental compensation expense was not material to the financial statements.

Stock-Based Compensation

Prior to the Adoption of FAS 123R

Prior to the adoption of FAS 123R, the Company applied FAS 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, which allowed companies to apply the accounting rules under APB 25, and related interpretations.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Pro forma information regarding net income (loss) is required by FAS 123. This information is required to be determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of options granted during the year ended January 31, 2006 was estimated at the date of grant using the minimum value method with the following weighted average assumptions:

Year Ended January 31, 2006
Expected life	4.0 yrs
Risk-free interest rate	4.6%
Volatility	0%
Dividend yield	0%

The minimum value method requires the input of expected life of the stock based award which is a highly subjective assumption. The assumptions listed above represent management’s best estimates, but these estimates involve inherent uncertainties. As a result, if other assumptions had been used, the Company’s pro forma stock-based compensation expense could have been materially different from that depicted below.

The weighted-average estimated per share fair value of options granted during the year ended January 31, 2006 was $0.18. Pro forma information regarding net income (loss) and earnings (loss) per share is required by FAS 123. This information is required to be determined as if the Company had accounted for employee stock options under the fair value method of that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting periods using the straight-line method. The following pro forma information sets forth the Company’s net loss assuming that it had used the FAS 123 fair value method in accounting for employee stock options and purchases (in thousands):

Year Ended January 31, 2006
Net loss - as reported	$(37,620)
Less: Stock-based employee compensation expense determined under fair value based method, net of tax	(555)

Pro forma net loss	$(38,175)

Adoption of FAS 123R

The Company adopted FAS 123R on February 1, 2006. Under FAS 123R, the Company estimated the fair value of each option award on the grant date using the Black-Scholes option valuation model and the weighted-average assumptions noted in the following table.

	Year Ended January 31, 2007	Nine Months Ended October 31,
		2007	2006
Expected life	4.75 to 6.5 yrs	4.75 to 6.5 yrs	4.75 to 6.5 yrs
Risk-free interest rate	3.4%	4.6%	3.8%
Volatility	48%	65%	54%
Dividend yield	0%	0%	0%
Weighted-average fair value	$0.12	$0.39	$0.13

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

The Company based expected volatility on the historical volatility of a peer group of publicly traded entities. The expected term of options gave consideration to early exercises, post-vesting cancellations and the options’ contractual term. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury zero-coupon issues rate with an equivalent remaining term as of the date of grant.

FAS 123R requires nonpublic companies that used the minimum value method under FAS 123 to apply the prospective transition method of FAS 123R. Prior to adoption of FAS 123R, the Company used the minimum value method and it therefore has not restated its financial results for prior periods. Under the prospective method, stock-based compensation expense for the year ended January 31, 2007 and for the nine months ended October 31, 2007 and 2006 includes compensation expense for (i) all new stock-based compensation awards granted after February 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of FAS 123R, (ii) unmodified awards granted prior to, but not vested as of January 31, 2006 continuing to be accounted for under APB 25 and (iii) awards outstanding as of January 31, 2006 that were modified after the adoption of FAS 123R.

The Company calculated employee stock-based compensation expense recognized in the year ended January 31, 2007 and the nine months ended October 31, 2007 and 2006 based on awards ultimately expected to vest and reduced it for estimated forfeitures. FAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The following table summarizes the consolidated stock-based compensation expense by line items in the Consolidated Statements of Operations (in thousands):

	Year Ended January 31, 2007	Nine Months Ended October 31,
		2007	2006
			(unaudited)
Cost of sales	$18	$23	$10
Research and development	177	220	104
Sales and marketing	262	327	156
General and administrative	234	384	124

	$691	$954	$394

Cash proceeds from option exercises were $5,000 for the year ended January 31, 2007. Cash proceeds from option exercises were $48,000 and $4,000 for the nine months ended October 31, 2007 and 2006, respectively. The Company realized no income tax benefit from stock option exercises during the year ended January 31, 2007 or for the nine months ended October 31, 2007 or 2006. As required, the Company presents excess tax benefits from the exercise of stock options, if any, as financing cash flows rather than operating cash flows.

As a result of adopting FAS 123R on February 1, 2006, the Company’s net loss for the year ended January 31, 2007, was higher by $691,000, net of tax effect, than if the Company had continued to account for stock-based compensation under APB 25. At October 31, 2007, the Company had $2.2 million of total unrecognized compensation costs under FAS 123R, net of estimated forfeitures, related to stock option plans that will be recognized over a weighted-average period of 2.97 years.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Options Granted to Non-Employees

Stock-based compensation expense for options granted to non-employees has been determined in accordance with FAS 123 and EITF 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is remeasured as the underlying options vest. The Company granted an option for 40,000 shares of common stock to a non-employee during the year ended January 31, 2006 and recorded stock compensation expense of $8,000 related to that grant. The Company granted 790,000 shares of common stock to two non-employees during the year ended January 31, 2007 and recorded stock compensation expense of $6,000 related to those grants during the year ended January 31, 2007 and $32,000 during the nine months ended October 31, 2007. There were no options granted to non-employees during the nine months ended October 31, 2007.

10.	Provision for Income Taxes

The domestic and foreign components of the Company’s loss before provision for income taxes were as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
				(unaudited)
Domestic	$(84,557)	$(26,425)	$(11,088)	$(84,727)
International	(26,882)	(10,152)	(220)	(23,609)

Loss before provision for income taxes	$(111,439)	$(36,577)	$(11,308)	$(108,336)

US income taxes have not been provided for on a cumulative loss of approximately $57.1 million for certain non-US subsidiaries. Within the cumulative loss total, certain jurisdictions have cumulative earnings of $1.1 million. The Company intends to reinvest any earnings of these subsidiaries indefinitely in operations outside the United States.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

Significant components of the provision for income taxes are as follows (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
				(unaudited)
Federal
Current	$—	$—	$—	$—
Deferred	—	—	—	—

Total Federal	—	—	—	—

State
Current	135	30	95	190
Deferred	—	—	—	—

Total State	135	30	95	190

International
Current	943	1,013	707	594
Deferred	—	—	—	—

Total International	943	1,013	707	594

Provision for income taxes	$1,078	$1,043	$802	$784

Significant components of net deferred tax assets are as follows (in thousands):

	January 31, 2007	October 31, 2007
Accrued liabilities and allowances	$4,774	$6,751
Costs incurred in preparation for Sniffer Business Operations	2,635	1,817
Acquired intangibles	33,295	32,532
Net operating loss carryover	27,150	32,279
Other	2,498	2,526

Total gross deferred tax assets	70,352	75,905
Valuation allowance	(69,862)	(75,604)

Total deferred tax assets	490	301

Acquired intangibles	(490)	(301)

Total deferred tax liabilities	(490)	(301)

Net deferred taxes	$—	$—

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

The Company is presently unable to conclude that all of the deferred tax assets are more likely than not to be realized from the results of future operations. Accordingly, a valuation allowance has been provided for the full amount of deferred tax assets. During the years ended January 31, 2007 and 2006, the Company recorded a valuation allowance of $31.8 million and $9.8 million, respectively. During the nine months ended October 31, 2007 and 2006, the Company recorded a valuation allowance of $5.7 million and $21.2 million, respectively. The valuation allowance as of January 31, 2007 and October 31, 2007 included deferred tax assets acquired in the acquisition of Fidelia. Future reversals of this valuation allowance will be recorded first as a reduction of goodwill and then a reduction to the basis of any remaining acquired intangible assets. Thereafter, any remaining valuation allowance reduction will be recorded as income tax benefit during the period in which the valuation allowance is reversed.

As of October 31, 2007, the Company has federal and state net operating loss carry forwards of approximately $81.8 million and $79.8 million, respectively. The Company’s federal net operating loss will expire between 2020 and 2027, if not utilized. The Company’s state net operating losses will expire at various dates between 2008 and 2027, if not utilized.

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss and tax credit carry forwards in the event of an “ownership change” as defined in Internal Revenue Code Section 382. If the Company has such an ownership change, the Company’s ability to utilize the above mentioned carry forwards could be significantly reduced.

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes consisted of the following (in thousands):

	Year Ended January 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
				(unaudited)
U.S. Federal income tax provision at statutory rate	$(39,004)	$(12,802)	$(3,958)	$(29,253)
State provision	135	30	95	101
Change in valuation allowance	28,250	8,624	5,270	21,187
Foreign earnings taxed at other than U.S. rates / unbenefited foreign losses	10,281	4,543	(2,709)	7,711
Other	1,416	648	2,104	1,038

Provision for income taxes	$1,078	$1,043	$802	$784

11.	Related Party Transactions

Transactions with Investors and other stockholders

In conjunction with the close of the Sniffer Transaction, the stockholders invested $194.5 million in the Company as partial funding for the acquisition of the Sniffer Business, certain preparation costs incurred for the commencement of operations and the initial working capital requirements of the Company. This funding took the form of investments in the following financial instruments: NG Holdings Common and NG Holdings Preferred Stock of $94.8 million and $39.9 million, respectively, and NG Central Preferred Stock of $59.9 million. The investments in these respective

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

financial instruments were recorded at their respective fair values, as determined by management using a binomial option model. Pursuant to the reorganization of the Company on January 31, 2006, the NG Holdings Common and NG Holdings Preferred Stock were exchanged for equivalent stock in NG Central. On July 14, 2006, the NG Central Preferred Stock was converted into NG Central Common Stock at the conversion price of $1.00 per share of Common Stock.

In accordance with a management agreement entered into with the Investors, the Company made the following payments:

•

$0.2 million and $1.1 million paid to the Investors as periodic fees for management services provided for the years ended January 31, 2007 and 2006, respectively. Of this amount, $0.2 million and $1.1 million is classified within general and administrative expenses in the Consolidated Statements of Operations for the years ended January 31, 2007 and 2006, respectively. As of January 31, 2007 zero is recorded within prepaid expenses on the Consolidated Balance Sheet.

•

On July 14, 2006, the Investors purchased the outstanding commercial loan and the revolving credit facility from the commercial lender. In conjunction with this debt modification, the maturity date of the loan was extended to July 14, 2009, accrued interest payments were waived through June 2008, principal payments were suspended through June 2008, certain financial covenants were waived through June 2008, and the revolving credit facility was canceled. The Company determined that the waiver of accrued interest payments through June 2008 is a benefit to both the Company and the Investors as it provides a benefit to the stockholder through the enhancement or maintenance of the value of the stockholder’s investment. Accordingly, the waiver of the accrued interest payments is considered a capital transaction that requires recognition in the stockholders’ equity (deficit) section of the Consolidated Balance Sheets. Therefore, the Company has recorded quarterly interest expense, using the stated interest rate, with a corresponding credit to additional paid-in capital. The waived interest totaled $3.8 million for the year ended January 31, 2007. The waived interest totaled $5.2 million and $2.1 million for the nine months ended October 31, 2007 and 2006.

Deferred Compensation Agreements

On July 15, 2004, the board of directors of NG Holdings approved deferred compensation agreements under which six individuals including five executives of the Company were granted the right to receive approximately 217,102 shares of the Company’s common stock and approximately 2,498 shares of the Company’s preferred stock in consideration of services rendered as independent contractors on behalf of the Company prior to the consummation of the Sniffer Transaction (see Note 3). The Company recorded $486,000 in compensation expense during the period ended January 31, 2005 related to right to receive these shares. The shares become issuable following the filing of a qualifying registration statement of the Company or certain change of control transactions. Deferred compensation of $486,000 is included in accrued compensation on the Consolidated Balance Sheets as of January 31, 2007 and October 31, 2007. On July 14, 2006, the right to receive the Company’s preferred stock was converted into the right to receive approximately 304,275 shares of the Company’s common stock, for a total of 521,377 shares of common stock. As discussed in Note 14, the Company was acquired by NetScout on November 1, 2007. The acquisition qualified as a change of control transaction; therefore the deferred compensation was paid to the individuals with the acquisition proceeds.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

12.	Transitional arrangements with McAfee

In conjunction with the Sniffer Transaction, the Company entered into the Transition Service Agreement (“TSA”) with McAfee. Under the TSA, McAfee provided certain transitional development services for the Sniffer Business products and also various administrative services, including order processing, invoicing, collections and other transaction processing services, use of facilities and certain other back-office functions for the Company through fiscal 2006.

During the period ended January 31, 2005, McAfee processed and invoiced $64.0 million of orders for the Sniffer business on behalf of the Company, in connection with the administrative services performed under the TSA. Of this amount, McAfee remitted $49.3 million to the Company prior to January 31, 2005 and the remaining balance of $14.7 million was remitted during the year ended January 31, 2006.

Under the terms of the TSA, the Company reimbursed McAfee for the costs it incurred in performing these transitional services, along with a profit margin. During the period ended January 31, 2005, the Company recorded $6.1 million of costs incurred in connection with the TSA, of which $5.6 million was in respect of the administrative services performed and $0.5 million was related to development services provided by McAfee. During the year ended January 31, 2006, the Company recorded $0.2 million of costs incurred in connection with the TSA, all of which was in respect of the administrative services performed. The Company recorded the costs related to the administrative services as a reduction to product revenue in the Consolidated Statements of Operations because the Company could not establish a fair value for these services. The Company was able to establish a fair value for $0.5 million of costs related to development services provided by McAfee during the period ended January 31, 2005, by comparing the average hourly rate it paid to McAfee to amounts quoted by third parties for comparable development services. Accordingly, the costs for these development services have been classified within research and development expenses in the Consolidated Statements of Operations for the period ended January 31, 2005.

As of October 31, 2007 the Company had reimbursed McAfee for all of the TSA costs.

Shortly after the Sniffer Transaction closed, McAfee paid $0.9 million of liabilities that the Company had assumed from McAfee as a result of the acquisition. The Company subsequently reimbursed McAfee for these payments on its behalf.

13.	Restructuring Costs

In June 2006, the management, having the relevant authority to approve a plan of termination, committed to and implemented a reduction of workforce as part of general cost-cutting measures during the year ended January 31, 2007. Severance charges of $1.4 million were recognized during the year ended January 31, 2007 upon a reduction of staff of approximately 80 employees, across all departments. The Company also closed one facility, with related lease termination costs of $0.1 million during the year ended January 31, 2007. In addition, the Company recognized $0.3 million in legal and outside services related to the restructuring. There were no amounts recorded as an accrued expense on the Consolidated Balance Sheet as of October 31, 2007.

Network General Central Corporation

Notes to Consolidated Financial Statements

October 31, 2007 and 2006 and January 31, 2007 and 2006

In February 2005, the board of directors approved a restructuring plan which included the termination of two key executives. Severance charges of $0.9 million were recognized during the year ended January 31, 2006 related to this plan. Additionally, in April 2005 management, having the authority to approve a plan of termination, committed to and implemented a reduction of workforce as a part of general cost-cutting measures during the year ended January 31, 2006. Severance charges of approximately $0.5 million were recognized during the year ended January 31, 2006 upon a reduction in total staff of approximately 30 people, across all departments. The Company paid approximately $0.3 million and $1.1 million of the costs related to these plans during the years ended January 31, 2007 and 2006, respectively. The Company does not expect to incur any additional future costs related to either restructuring plan.

14.	Subsequent Events

On September 19, 2007, the Company entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, Network General Corporation, NetScout Systems, Inc. (“NetScout”), Bradley Merger Sub LLC, Silver Lake Partners, L.P. (solely in its capacity as a representative of the Company’s stockholders) and TPG Starburst IV, LLC (solely in its capacity as a representative of the Company’s stockholders), pursuant to which, among other things, subject to the terms and conditions of the Merger Agreement, Bradley Merger Sub LLC would merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly-owned subsidiary of NetScout after the Merger.

The acquisition closed on November 1, 2007. The transaction was financed with a combination of 6 million shares of NetScout common stock, debt issuance of $100 million, and $50 million in cash, subject to adjustments.